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                                                               Exhibit 23.1

                        CONSENT OF INDEPENDENT
                     CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
NeoRx Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-60029, 33-64992, 33-63169, 333-05661, 333-00785 and 333-25161) on Form S-3
and in the registration statements (Nos. 33-43860, 33-46317, 33-87108 and 333-32583) on Form S-8 of NeoRx Corporation, of our report dated February 5, 1999, relating to the balance sheets of NeoRx Corporation as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity and cash flows for the years then ended, which report appears in the December 31, 1998 annual report on Form 10-K of NeoRx Corporation.


                                        KPMG LLP
Seattle, Washington
March 24, 1999